THIRD AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS OF

ECO-STIM ENERGY SOLUTIONS, INC.

This Third Amendment to the Second Amended and Restated Bylaws of Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), is dated as of August 25, 2017 (this “Third Amendment”).

Recitals

A.	The Bylaws of the Company were previously amended and restated as the Second Amended and Restated Bylaws effective as of March 1, 2017 by resolution of the board of directors of the Company (the “Board”) and further amended by the Board as of June 6, 2017 and August 2, 2017 (as amended to date, the “Bylaws”).

B.	The Board has approved the adoption of the amendment to the Bylaws as set forth below in accordance with Section 2.04 of that certain Amended and Restated Stockholder Rights Agreement, dated as of March 7, 2017, by and among the Company and certain of its stockholders (as amended to date, the “Rights Agreement”), Article 7 of the Bylaws, and Article III of the Company’s Amended and Restated Articles of Incorporation, effective as of the date of this First Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Section 1(a) of Article 8 is hereby amended and restated in its entirety to provide as follows:

“(a) on each occasion when directors are nominated for election by the Company’s stockholders, the FTP Investors will be entitled to nominate three (3) members of the Board of Directors of the Company, and each Stockholder shall vote all voting securities (including all voting Shares) owned by such Stockholder or over which such Stockholder has voting control, and shall take all other necessary or desirable actions within his, her or its control, to elect to the Board each person so nominated by the FTP Investors (each member of the Board of Directors, a “Director” and, collectively, the “Board”; each Director nominated by the FTP Investors, the “FTP Investor Nominees”, and upon election to the Board, the “FTP Investor Directors”); and”

2.	Except as amended by this Third Amendment, the Bylaws remain the same and in full force and effect.